Exhibit 99.1

Viridian Therapeutics Appoints Jeff Ajer to its Board of Directors

- Mr. Ajer was most recently Chief Commercial Officer at BioMarin -

Waltham, Mass., April 7, 2025 — Viridian Therapeutics, Inc. (Nasdaq: VRDN), a biopharmaceutical company focused on discovering and developing potential best-in-class medicines for serious and rare diseases, today announced the appointment of Jeff Ajer to its Board of Directors.

Mr. Ajer has more than 25 years of experience driving commercialization for rare diseases and specialty medicines, including leading commercial planning for late-stage pipeline programs, product marketing, reimbursement, and sales operations. He most recently served as the Executive Vice President and Chief Commercial Officer (CCO) at BioMarin Pharmaceutical, where he joined in 2005 as one of the first sales and marketing employees and subsequently held roles of increasing responsibility that helped to establish BioMarin’s commercial infrastructure and global footprint. Mr. Ajer had direct responsibility for the launch of 5 brands during his time as CCO. Prior to BioMarin, Mr. Ajer served as Vice President, Global Transplant Operations at Genzyme Corporation and held positions in sales, marketing, and operations at SangStat Medical Corporation and ICN Pharmaceuticals. He received his B.S. degree in chemistry and M.B.A. from the University of California, Irvine.

“We are pleased to welcome Jeff to our Board of Directors at an exciting time for Viridian as we advance veligrotug, which we believe has a clinically differentiated profile, to BLA submission and, if approved, commercial launch,” said Steve Mahoney, President and Chief Executive Officer of Viridian Therapeutics. “Jeff’s extensive experience and expertise in commercial strategy and execution is a great addition to our Board as we continue to develop Viridian’s potential best-in-class assets across our thyroid eye disease and FcRn portfolios.”

Notice of Inducement Grants

Today, Viridian announced that a majority of the independent directors serving on the Compensation Committee of the company’s Board of Directors approved the grant of non-qualified stock options to purchase an aggregate of 220,750 shares of the company’s common stock to 14 new employees (the

“Inducement Grants”) on April 1, 2025 (the “Grant Date”). The Inducement Grants have been granted outside of the company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”) but remain subject to the terms and conditions of such Plan. The Inducement Grants were granted as an inducement material to these individuals entering into employment with Viridian in accordance with Nasdaq Listing Rule 5635(c)(4).

The Inducement Grants have an exercise price per share that is equal to the closing price of Viridian’s common stock on the Grant Date. The Inducement Grants will vest over a four-year period, with 25% of the shares vesting on the one-year anniversary of the employee’s start date, and thereafter the remainder of the shares vest in 36 equal monthly installments, subject to each employee’s continued employment with Viridian through the applicable vesting dates.

About Viridian Therapeutics

Viridian is a biopharmaceutical company focused on discovering, developing and commercializing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and protein engineering enables the development of differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with thyroid eye disease (TED). The company is conducting a pivotal program for veligrotug (VRDN-001), including two global phase 3 clinical trials (THRIVE and THRIVE-2), to evaluate its efficacy and safety in patients with active and chronic TED. Both THRIVE and THRIVE-2 reported positive topline data, meeting all the primary and secondary endpoints of each study. Viridian is also advancing VRDN-003 as a potential best-in-class subcutaneous therapy for the treatment of TED, including two ongoing global phase 3 pivotal clinical trials, REVEAL-1 and REVEAL-2, to evaluate the efficacy and safety of VRDN-003 in patients with active and chronic TED.

In addition to its TED portfolio, Viridian is advancing a novel portfolio of neonatal Fc receptor (FcRn) inhibitors, including VRDN-006 and VRDN-008, which has the potential to be developed in multiple autoimmune diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit www.viridiantherapeutics.com. Follow Viridian on LinkedIn and X.

Forward-Looking Statement

This press release may contain forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “will,” “could”, “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation the risks described from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission (SEC), including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, and supplemented from time to time by our Current Reports on Form 8-K. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although Viridian believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Any forward-looking statement speaks only as of the date on which it was made. Neither Viridian, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Viridian’s views as of any date subsequent to the date hereof.

Contact:

IR@viridiantherapeutics.com

Source: Viridian Therapeutics, Inc.